        EXHIBIT 10.5

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential.

February 20, 2024

Carla J. Peterman
EVP, Corporate Affairs and Chief Sustainability Officer
Personnel Number: [****]

Dear Carla:

I want to personally thank you for your dedication and contributions to Pacific Gas and Electric Company (the “Company”). In recognition of your value to the organization, I am pleased to offer you the following retention incentive to encourage your continued employment.

The retention incentive includes two components:

1.    A one-time cash retention of $250,000 to be paid on March 1, 2024, is contingent on your acceptance of this retention incentive, subject to applicable withholdings. Should you voluntarily resign within 2 years of the date of this retention, you agree to repay the cash retention on a pro-rata basis.

2.    An LTIP grant with a value of $800,000 (100% RSUs). The grant is contingent your acceptance of this retention incentive and will be granted on March 1, 2024. If the trading window is closed, the grant will be made on the day the trading window reopens. The grant will consist of Restricted Stock Units (RSUs) that vest in accordance with the following schedule:

a.    Second-year anniversary of the grant date: 50% vest
b.    Third-year anniversary of the grant date: 50% vest

The actual number of RSUs will be determined by dividing the grant value by the closing price of PG&E Corporation common stock on the grant date. The terms of the RSU award will be governed by the then current PG&E Corporation Long Term Incentive Plan and Restricted Stock Unit Agreement (collectively “LTIP Plan”). If you leave the company, unvested RSUs will be cancelled pursuant to the terms of the LTIP Plan. This retention incentive LTIP will not affect any previous LTIP grants you may have already received nor your eligibility to participate in the Company’s STIP and LTIP plans going forward.

One-time cash retention payments are not pension eligible earnings and are not eligible for 401K match.

The provisions of this agreement shall not be construed as an employment contract for any period of time and they do not alter your “at will” employment status with the company.

Sincerely,

/s/ PATRICIA POPPE
Patricia Poppe
Chief Executive Officer

Confidential

Please acknowledge your acceptance of this retention incentive and the terms of this letter by signing the original and returning it to me. An additional copy of this letter is enclosed for your personal records.

/s/ CARLA J. PETERMAN
Carla J. Peterman

3/3/2024
Date

Confidential
2